Exhibit 99.1 (a)

Contact:	Betty Feezor
404-728-2363

NDCHealth ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2003

ATLANTA, July 29, 2003—NDCHealth Corporation (NYSE: NDC) announced today financial results for its fourth quarter and fiscal year ended May 30, 2003.

For the 2003 fiscal year, revenue increased to $429.6 million compared to $353.4 million in fiscal 2002. Net income grew to $30.6 million with diluted earnings per share of $0.88 in fiscal 2003. These results compare to net income of $15.1 million and diluted earnings per share of $0.43 in fiscal 2002. Net cash provided by operating activities for fiscal 2003 increased 65% to $103.6 million compared to $62.7 million in fiscal 2002.

For the fourth quarter of fiscal 2003, revenue increased to $115.2 million resulting in net income of $10.5 million and diluted earnings per share of $0.30. These results compare to the prior year’s fourth quarter revenue of $94.5 million, a net loss of ($15.9) million and a loss per diluted share of ($0.46). The fourth quarter results for fiscal 2003 reflected an acquisition related expense to account for certain TechRx variable stock options, a positive valuation adjustment related to a litigation settlement, and an increase in Sales, general and administrative expense related to changes in pension plan assumptions. The after-tax net impact of these three items was a reduction in diluted earnings per share of ($0.03).

For the Information Management segment, fiscal 2003 revenue grew to $156.8 million from $150.4 million in fiscal 2002, and segment Income Before Income Tax was $24.7 million compared to $25.3 million in fiscal 2002. For the Network Services and Systems segment, fiscal 2003 revenue grew to $272.9 million from $198.6 million in fiscal 2002, and segment Income Before Income Tax grew to $47.1 million from $46.3 million. For both segments, the fiscal 2003 results reflect the impact of higher interest expense associated with debt financings the Company closed in November 2002.

In commenting on the results, chief executive officer Walter Hoff said, “We had many important achievements in fiscal 2003. We grew revenue, operating income, net income and diluted earnings per share, and generated very strong cash flow. We completed the acquisition of TechRx, and now market an integrated platform of systems and services for our pharmacy customers that is unequalled in the industry. We restructured our balance sheet and completed debt financings that provide liquidity and stability for the future. In our Information Management and Network Services and Systems businesses we made considerable investments in new products and services that will provide new revenue streams for future growth.

“Our strategy is based on three elements: (1) increase revenue per claim through value added transactions; (2) grow claims volume as healthcare grows and through our gains in market share and; (3) position our Information Management business to take full advantage of our extensive claims processing transactions as well as to be well positioned for a rebound in spending by the pharmaceutical manufacturing industry. Our focus is execution. Our key priorities are to focus on revenue growth, control operational and administrative costs to realize operating margin improvement; and generate significant cash to reduce debt.”

Additional information on NDCHealth’s strategies and outlook is available in a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 29, 2003. This report may be accessed from the Company’s website, www.ndchealth.com; Investor Relations page, SEC Filings section.

NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, statements regarding the Company’s expected business outlook. Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the Company’s products, the cost and timing of product upgrades and new product introductions, expected pricing levels, the timing and cost of planned capital expenditures, expected outcomes of pending litigation and expected synergies relating to acquisitions, joint ventures and alliances. Forward looking statements also involve risks and uncertainties which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond the Company’s control and include, but are not limited to, changes in demand for the Company’s services, changes in the U.S. healthcare industry, consolidation within the healthcare industry as well as other factors discussed in NDCHealth’s annual report on Form 10-K filed with the SEC. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.